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                           SCHEDULE 14A
             Information Required in Proxy Statement

                     SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934
                         (Amendment No. )

[X ] Filed by the Registrant
[  ] Filed by a Party other than the Registrant

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[X ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to SS240.14a-11(c) or
     SS240.14a-12

             BRAUVIN CORPORATE LEASE PROGRAM IV L.P.
         (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) of Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the controversy pursuant to
     Exchange Act Rule 14a-6(i)(3).
[X ] Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

          Units of Limited Partnership Interests


     2) Aggregate number of securities to which transactions applies:

          1,632,510.487 Units of Limited Partnership Interests

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          Based upon the aggregate cash to be paid for the Registrant's assets ($12,489,100) which are the subject of this Schedule 14A, the Registrant is paying a filing fee of $2,497.82 (one-fiftieth of one percent of this aggregate of the cash and the value of securities (other than its own) and other property to be received by the Registrant in the subject transaction.)


     4)   Proposed maximum aggregate value of transaction:

          $12,489,100


     5)   Total fee paid:

          $2,497.82



[X ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          $2,497.82

     2)   Form Schedule or Registration Statement No.:

          Schedule 14A


     3)   Filing Party:

          Brauvin Corporate Lease Program IV L.P.

     4)   Date Filed:

          May 29, 1996
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                                        October 4, 1996


Dear Limited Partner, Brauvin Corporate Lease Program IV L.P.:

By now you may have received a letter from The Mills Firm, requesting that you revoke your prior vote to approve the sale of the Partnership is Assets to Brauvin Real Estate Funds L.L.C. (the "Purchaser"). This letter from The Mills Firm contains numerous misstatements and material omissions designed to convince you to change your vote without full and fair disclosure. They make a number of inflammatory and unsubstantiated allegations, yet they offer no proof. We ask that you take no action with respect to their request until you fully understand all the facts. We would also like you to be aware that The Mills Firm attempted to permanently enjoin (or stop) the Special Meeting of the Partnership, now scheduled for October 9, 1996. The Mills Firm has thus attempted to prohibit your vote from being cast on the Transaction. Fortunately, the judge in the U.S. District Court denied The Mills Firm request and the Special Meeting will proceed.

The following points address the specific allegations set forth in the letter from The Mills Firm. If you still have questions or concerns after you read the following, please call us directly at
(800) 272-8846. We are happy to take the time to discuss your concerns with you personally.

1. Valuation of the Assets; Fairness Opinion. Cushman & Wakefield of Illinois, Inc. was engaged by the Partnership in March, 1996 in connection with the Partnership's annual valuation of its assets. Several months later, Cushman & Wakefield was retained to provide an opinion as to whether or not the Transaction with the Purchaser was fair to you, the Limited Partners, from a financial point of view. Cushman & Wakefield is part of a national network of affiliated full-service real estate companies providing brokerage, management, consulting and valuation services in the United States. Cushman & Wakefield was retained specifically because of their independence and the excellent reputation they enjoy in the real estate finance community.

As described in the Proxy Statement, Cushman & Wakefield's valuation of the assets was based primarily on a discounted cash flow analysis which is in conformance with the established and accepted procedures of the Appraisal Institute regarding properties of this type. A thorough discussion of the steps taken by Cushman & Wakefield in the valuation process is set forth in the section of the Proxy Statement entitled "Special Factors - Valuation of the Assets; Fairness Opinion."

Cushman & Wakefield has rendered an opinion that the Transaction is fair to you from a financial point of view. This opinion and the agreements pursuant to which Cushman & Wakefield was retained, including the indemnification of Cushman & Wakefield, are standard for transactions in the financial marketplace, although The Mills Firm would like you to believe otherwise. We ask that you not be swayed by The Mills Firm's lack of understanding of the established and accepted industry procedures undertaken by Cushman & Wakefield.

2.   Ownership of the Purchaser.   As described in the Proxy
Statement under the heading "Certain Information Concerning the Purchaser," the Purchaser is currently owned 1% by a corporation and 99% by Brauvin Net Realty, L.L.C. As of today, Mr. Jerome J. Brault is the 100% owner of Brauvin Net Realty, L.L.C. However, the collective ownership of Mr. Brault and his affiliates in the Purchaser will be limited to no more than 20% and may be as low as 0%. These amounts will be finalized as the Purchaser completes its equity and debt financing. Again, The Mills Firm is asking you to only focus on a portion of the disclosure in the Proxy Statement. It is this type of flagrant misrepresentation that has caused a delay in the holding of the Special Meeting and increased costs for the Partnership. Should these delays continue, there is a likelihood that the equity and debt financing required by the Purchaser will not be obtained and, therefore, the Purchaser will be unable to acquire the assets and the proposed Transaction will not be consummated.

3.   Dissenter's Rights.   As described in the Proxy Statement
under the heading "Special Factors - Appraisal Rights," neither the Partnership's limited partnership agreement nor the Delaware Revised Uniform Limited Partnership Act provides rights for appraisal or similar rights to the Limited Partners who dissent from the vote of the majority in approving the Transaction. The fact that such appraisal rights have never been available within the Partnership does not mean that the Operating General Partners were attempting to avoid a truly independent appraisal process. In fact, the Operating General Partners retained Cushman & Wakefield to render a fairness opinion to confirm that the price being offered by the Purchaser was indeed a fair price.

4. Sale of Affiliated Entity. Although the Partnership's limited partnership agreement provides that the Partnership may not sell its assets to affiliated entities, the limited partnership agreement may be amended with the approval of Limited Partners owning a majority of the Units. The Mills Firm wants you to believe that this right is not available to you. However, all decisions regarding this Transaction rest with you as a Limited Partner of the Partnership.

5.   Why Sell Now?   We are pleased with the results of your
Partnership to date and believe that much of the credit relates to the dedication our organization has shown in connection with the acquisition and subsequent management of the various properties owned by the Partnership. However, there can be no assurance that these returns will continue into the future. As stated in the Proxy Statement, the longer the properties are held by the Partnership, the greater the risk related to lease rollover, renegotiation and non-renewal. Should the Partnership wait until such risks come to fruition, the properties may then be more difficult to sell. Essentially, there is no way to determine when value has been maximized. Because the Operating General Partners have determined that the terms of the Transaction are fair to the Limited Partners they have recommended the Transaction. Consummation of the Transaction will allow you to liquidate, on an all cash basis, your illiquid investment in the Units, which cash can then be invested in alternative investments.

6. Who Should Be Responsible for the Ultimate Decision Regarding the Sale of the Assets? The Mills Firm believes that the properties should not be sold to the Purchaser due to the fact that there was not unanimity among the general partners regarding this Transaction. Although Mr. Froelich has not recommended the Transaction since he believes that another method for determining a fair price for the assets should be used, Mr. Froelich is not saying that the price is or is not fair or that you should or should not vote for the Transaction. However, Mr. Froelich has not objected to this decision being left in the hands of the Limited Partners. These are your assets and you should decide their ultimate fate.

7.   Alternatives.   As described in the Proxy Statement under the
heading "Special Factors - Alternatives to the Transaction," the Operating General Partners spent significant time in considering several alternatives to the Transaction, including the solicitation of third-party bids. It remains the belief of the Operating General Partners that the proxy review and solicitation process has made available to potential bidders sufficient information regarding the Partnership's assets to allow all interested parties to make a fully informed decision as to whether to pursue the acquisition of such assets. To the extent the Partnership receives an offer that is more beneficial to the Limited Partners than the Transaction, the Limited Partners will be notified and the proxy solicitation will be amended.

The Mills Firm provides no support for its statement that the assets "may be worth more than is being offered." The Mills Firm is essentially offering "scare tactics" and no real alternative to the Transaction. On the other hand, the purchase price being paid by the Purchaser is supported by the valuation of Cushman & Wakefield, an independent, third-party appraiser, as well as Cushman & Wakefield's opinion that the price being paid by the Purchaser is fair from a financial point of view.

Do not be fooled by the misstatements set forth in The Mills Firm letter - their statements are designed to be highly inflammatory, but in reality lack a solid foundation. The decision to approve the Transaction is yours and yours alone. We appreciate your continued support and confidence and look forward to seeing you at the Special Meeting now being held on October 9, 1996 at 4:30 p.m.
at the Partnership's offices, 150 South Wacker Drive, Chicago,
Illinois 60606. Again, if you have questions or concerns, please call us directly at (800) 272-8846 or the Herman Group at (800)-992-6145.


Very Truly yours,


/s/ Jerome J. Brault
Jerome J. Brault
Managing General Partner
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